Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of OppFi Inc. of our report dated March 11, 2025, relating to the consolidated financial statements of OppFi Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of OppFi Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Chicago, Illinois
May 8, 2025